Exhibit 99.3

April 15, 2002

Letter Agreement

This letter is to confirm that I am holding the domain name COUNTRYSIDE REVIEW.COM on behalf of the Company, Countryside Review, Inc.

Signed:

/s/ Lisa Zumpano
Lisa Zumpano